UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/18/2005

Tercica, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50461

Delaware	26-0042539
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2000 Sierra Point Parkway
Suite 400
Brisbane, CA 94005
(Address of Principal Executive Offices, Including Zip Code)

(650) 624-4900
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On October 14, 2005, Tercica, Inc. ("Tercica") entered into a Committed Equity Financing Facility ("CEFF") with Kingsbridge Capital Limited ("Kingsbridge") pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $75 million of Tercica's common stock. The CEFF is embodied in a Common Stock Purchase Agreement (the "Purchase Agreement") and a Registration Rights Agreement (the "Rights Agreement"), each of which was entered into with Kingsbridge on October 14, 2005. The CEFF allows Tercica to raise capital as required, at the time and in the amounts deemed suitable to Tercica, during the three-year period following the effectiveness of the registration statement to be filed by Tercica with the Securities and Exchange Commission covering the resale of the shares of Tercica's common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below. Tercica is not obligated to sell any of the $75 million of common stock available under the CEFF and there are no minimum commitments or minimum use penalties.
Subject to certain conditions and limitations, from time to time under the CEFF, Tercica may require Kingsbridge to purchase newly-issued shares of Tercica's common stock at a price that is between 90% and 94% of the volume weighted average price on each trading day during an eight day pricing period. The maximum dollar amount of shares that Tercica may require Kingsbridge to purchase in any such pricing period is equal to the lesser of $7 million or 2% of Tercica's market capitalization at the time of a draw down under the CEFF. The minimum acceptable volume weighted average price for determining the purchase price at which Tercica's common stock may be sold in any pricing period is determined by the greater of $3.00 or 90% of the closing price of Tercica's common stock on the day prior to the commencement of the pricing period. Under the terms of the CEFF, the maximum number of shares Tercica may sell to Kingsbridge is 6,036,912 shares (exclusive of the shares underlying the warrant), which may limit the amount of proceeds Tercica is able to obtain from the CEFF. The CEFF does not contain any restrictions on Tercica's operating activities, automatic pricing resets or minimum market volume restrictions.
The CEFF requires Tercica to file a resale registration statement covering the resale of shares issued pursuant to the CEFF and underlying the warrant discussed below within 60 days of entering into the CEFF, and to use commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission within 180 days of entering into the CEFF.
In connection with the CEFF, Tercica issued a warrant to Kingsbridge to purchase 260,000 shares of Tercica's common stock at an exercise price of $13.12 per share (the "Warrant"). The Warrant is exercisable beginning six months after the date of grant and for a period of five years thereafter.
Tercica relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Regulation D, Rule 506 thereunder, in connection with obtaining Kingsbridge's commitment under the CEFF, and for the issuance of the Warrant in consideration of such commitment.
The foregoing descriptions of the Purchase Agreement, the Rights Agreement and the Warrant are summaries of the material terms of the agreements and do not purport to be complete, and are qualified in their entirety by reference to the Purchase Agreement, the Rights Agreement and the Warrant, each of which will be filed as an exhibit to Tercica's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 or Tercica's Annual Report on Form 10-K for the fiscal year ending December 31, 2005.
On October 14, 2005, Tercica also issued a press release announcing the entering into of the CEFF. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02.    Unregistered Sales of Equity Securities

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01.    Financial Statements and Exhibits

(c)        Exhibits

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Tercica, Inc.

Date: October 18, 2005.	By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Senior Vice President of Legal Affairs

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release entitled "Tercica Secures $75 Million Committed Equity Financing Facility,) dated October 14, 2005